NOTICE UNDER
RULE 104 OF REGULATION BTR

TO:	Directors and Executive Officers
FROM:	Stephen DeGiusti
RE:	SOX Blackout Period
DATE:	December 18, 2014

As a director or executive officer of PostRock Energy Corporation (the “Corporation”), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Securities and Exchange Commission regulations, which prohibit certain trades during plan “blackout” periods.

Because a blackout period has been imposed under the Corporation’s 401(k) Profit Sharing Plan (the “Plan”) beginning on January 2, 2015, and ending during the week of January 5, 2015, and during which participants in the Plan will be unable to direct or diversify investments in their individual accounts under the Plan, obtain a loan from the Plan or obtain a distribution from the Plan, we are also imposing a SOX blackout period beginning on January 2, 2015, and ending during the week of January 5, 2015.  We will advise you when the SOX blackout period ends.  The blackout period under the Plan is needed in connection with the anticipated 10:1 reverse stock split of the Corporation’s common stock.

While the SOX blackout period is in effect, you (and your immediate family members who share your residence) should not, directly or indirectly, engage in any purchase, sale, transfer, acquisition, or disposition of any equity securities of the Corporation, including any common stock and any options.  There are limited exclusions and exemptions from this rule.  Further, the above prohibition is in addition to the normal restrictions on trading activity that the Corporation imposes on its executive officers and directors, including under the Corporation’s insider trading policy.

If you have any questions pertaining to this notice or the SOX blackout period, you should contact me by telephone at 405-702-7420, by email at sdegiusti@pstr.com or by mail at 210 Park Avenue, Suite 2750, Oklahoma City, OK 73102.  Thank you.

POSTROCK ENERGY CORPORATION

/s/ Stephen L. DeGiusti
Stephen L. DeGiusti
Executive Vice President, General Counsel and
Secretary